Exhibit 99.1

INVESTOR LETTER THIRD QUARTER 2022 October 31, 2022

TABLE OF CONTENTS 03 Letter to Investors 04 Summary 05 Financial Results 08 SBU Results 14 Outlook 16 Enabling Mobility 18 End Notes 18 Conference Call Details 19 Important Disclosures Forward-Looking Statements Non-GAAP Financial Measures Use of Hyperlinks 20 Reference Tables Financial Tables (Unaudited) Other Data Tables Reconciliation of Non-GAAP Financial Measures See “Important Disclosures – Non-GAAP Financial Measures” and “Reference Tables” for further explanation and reconciliation tables for Total Segment Operating Income and Margin; Merger-Adjusted Segment Operating Income and Margin; Free Cash Flow; Total Debt and Net Debt; Adjusted Net Income; and Adjusted Diluted Earnings per Share, reflecting the impact of certain significant items on the 2022 and 2021 periods. Q3 2022—2

LETTER TO INVESTORS Fellow Shareholders: I’d like to introduce our first quarterly Investor Letter, which is designed to provide enhanced insight into our operating performance and financial results. This document replaces our usual press release, earnings slide presentation and prepared remarks. We will host a Q&A-focused conference call tomorrow, Tuesday, November 1 at 8:00 AM EDT. Uncertainty and volatility have defined our operating environment since the onset of COVID. During the third quarter, we faced many ongoing challenges, including persistent inflation. At the same time, new challenges emerged, including a less certain outlook in Europe and the effects of a stronger U.S. dollar. Against this backdrop, Goodyear’s net sales grew 8% compared with last year (15% excluding foreign currency). This increase was driven by pricing actions that drove revenue per tire (excluding foreign currency) 16% higher than Q3 2021 levels, reflecting the strength of our value proposition and our commitment to offset higher input costs with price and mix. At the same time, sales were impacted by lower tire volumes, which declined 3%, reflecting industry trends globally. These trends included lower consumer replacement industry volume following a period of robust recovery, partly offset by continued industry recovery at OE. Our third quarter operating results remained relatively steady compared with the prior year and compared with the second quarter. This outcome was primarily a reflection of our ability to deliver price/mix as an offset to significant cost headwinds. While our execution has been strong, the environment is expected to continue to be challenging. Despite the uncertainties in our environment, we continue to build and invest to lay the groundwork for future earnings growth. Our win rate on targeted new EV fitment bids exceeds 50% globally. In the quarter, we’ve added several high return, built-for-EV OE fitments that we expect will have strong pull-through in the replacement market. In the Americas, we recently partnered with a major online retailer, including piloting service centers to support their last-mile fleet. This partnership allows us to leverage our retail footprint, differentiated solutions and digital capabilities through our AndGo platform. It’s another way we’re winning with fleets and leading the industry through integrated product, service and technology offerings. You will find other exciting examples of how we are enabling mobility in the feature section of this letter found on pages 16 and 17. Finally, I’m very pleased to note that Goodyear has again been recognized as one of Forbes’ World’s Best Employers. While a great accolade for the company, it is truly a reflection of our dedicated team. Our associates are the fabric of our company’s culture, and they drive our performance each and every day. Richard J. Kramer Chairman, Chief Executive Officer & President Letter to Investors Summary Financial Results SBU Results Outlook Enabling Mobility End Notes Disclosures Reference Tables Q3 2022—3

SUMMARY

Third Quarter Overview

- Net sales grew 8% compared with third quarter of 2021, 15% excluding foreign currency
  - Unit volume down 3% versus 2021 reflecting weaker replacement industry
  - Revenue per tire (excluding currency impact) up 16% versus third quarter of 2021
- Goodyear net income of $44 million (compared to $132 million prior year); adjusted net income of $116 million (compared to $206 million prior year)
- Segment operating income of $373 million (merger-adjusted of $381 million) compared to $372 million in prior year (merger-adjusted of $449 million)
- *Corporate tax rate of ~55% (versus ~30% typically) based on country mix of earnings*

Reflecting on the Third Quarter

Positives

- Record price/mix of $742 million, exceeded raw material costs by $204 million
- Benefitting from Cooper Tire combination; synergies on track
- Americas end-user demand remained solid; global OE production improving
- Improvement in Asia Pacific results (after four quarters of year-over-year declines)

Negatives

- Weaker than anticipated volume
  - Significantly weaker industry environment in Europe
- Further increases in cost inflation including energy, wages and transportation
- Negative impact of strong U.S. dollar on foreign earnings


ARMOR MAX MSD
PRO GRADE

Letter to Investors | Summary | Financial Results | SBU Results | Outlook | Enabling Mobility | End Notes | Disclosures | Reference Tables

GOODYEAR

Q3 2022 - 4

FINANCIAL RESULTS

Following strong earnings and revenue growth in the first half, third quarter results moderated, reflecting overall weaker industry volume (versus prior year and versus expectations), and increasing pressure from cost inflation, partly offset by continued strong price/mix. It is important to note that the comparable period (third quarter of 2021) reflected the early effects of increased prices but did not yet fully reflect raw material and other cost increases.

Global replacement industry volume was down 3.5% in the quarter. Global OE industry volume grew 25%. Goodyear replacement volume declined 9% -- worse than the industry, reflecting a recovery in the number of imports into mature markets after supply chain disruptions impacted the supply of those tires in 2021. Goodyear OE volume was up 25.6% -- slightly better than the industry -- reflecting share gains from recent fitment wins as well as recovery in industry volumes.

Income Statement

Despite industry volume weakness, third quarter sales increased 7.6% compared to prior year, driven by strong price/mix. Revenue per tire increased 16% excluding the impact of foreign exchange. Tire unit volume in the quarter totaled 46.7 million units, down 3% from prior-year levels. The stronger U.S. dollar reduced sales by approximately 7%.

Third quarter 2022 net income was $44 million ($0.16 per share) compared to net income of $132 million ($0.46 per share) a year ago.

After adjusting for significant items, our third quarter net income was $116 million, compared to $206 million in the prior year's quarter. Lower adjusted net income reflects reduced merger-adjusted segment operating income, higher interest expense and the unfavorable impact of foreign currency exchange. While our income tax expense was relatively stable in absolute terms, our overall tax rate was higher in 2022, primarily reflecting losses in some European locations where we currently have full valuation allowances.

Adjusted earnings per share on a diluted basis were $0.40 compared to $0.72 a year ago.

Segment operating income was $373 million compared with $372 million in the third quarter last year. Excluding the impact of merger-related costs, segment operating income declined from $449 million last year to $381 million in the current quarter. Merger-related adjustments relate to the non-recurrence of the fair market value "step-up" on Cooper Tire's inventory and the amortization of intangible assets as part of purchase accounting last year.

NET SALES

+$377m YoY

+7.6%


$4,934
2021
$5,311
2022

NET INCOME

($88)m YoY

-66.7%


$132
2021
$44
2022

	2021	2022
EPS	$0.46	$0.16
ADJUSTED EPS	$0.72	$0.40

SEGMENT OPERATING INCOME

+$1m YoY

+0.3%


$372
2021
$373
2022

	2021	2022
SOI MARGIN	7.5%	7.0%

TIRE UNITS

(1.5)m YoY

-3.1%


48.2
2021
46.7
2022

3.5m UNITS REPLACEMENT -9.0% YoY

2m UNITS OE +25.6% YoY

Terms: Units & $ in millions except per share amounts

Letter to Investors | Summary | Financial Results | SBU Results | Outlook | Enabling Mobility | End Notes | Disclosures | Reference Tables

GOODYEAR

Q3 2022 - 5

FINANCIAL RESULTS
Segment Operating Income Drivers Reported third quarter segment operating income was essentially flat with prior-year results. Segment operating income declined year-over-year if the impact of the inventory “step-up” related to the Cooper Tire merger on year-ago results was excluded, primarily reflecting lower volume, in line with industry trends, and higher costs. The impact of lower volume (down 1.5 million units) was ($49) million. The benefits from price/mix of $742 million more than offset raw material cost increases of ($538) million - a net benefit of $204 million. The net benefit of price/mix versus raw material costs offset most of the impact related to cost inflation and other cost increases, which totaled ($239) million. Strong price/mix reflected multiple price increases over the last 12 months in each of our business units, including significant increases in our European and North American businesses in July. Price/mix also includes the benefit of contractual raw material index agreements with original equipment and fleet customers. Mix for the quarter was negative, reflecting lower replacement volumes and higher volumes shipped to original equipment manufacturers. Announced price increases continued to deliver a high net benefit on revenue per tire during the quarter. Calculated inflation of ($145) million reflected a global rate of ~8.5%. “Efficiency, Excess Inflation and Other Cost Increases” of ($94) million primarily reflects increases in energy and transportation costs that exceed calculated inflation rates. Energy cost headwinds amounted to approximately ($45) million in the quarter while transportation was approximately ($75) million. Note that last year’s third quarter segment operating income reflected $70 million from the non-recurring inventory “step-up” related to purchase accounting for the Cooper Tire merger. The effect of foreign currency exchange on our results was ($9) million, primarily related to the strength of the U.S. dollar. The negative effect for the third quarter was less than originally expected as a result of lower-than-expected foreign earnings. “Other” changes in segment operating income reflected improved results in other tire-related businesses in the quarter, especially a recovery in our Aviation business and higher retread earnings. The synergies of the Cooper Tire combination during the quarter totaled approximately $25 million, continuing to trend upward compared with second quarter benefits of approximately $20 million. We continue to expect synergies to reach an annual run rate of $250 million by mid-2023. Segment Operating Income Third Quarter 2022 versus 2021 $372 Q3 2021 SOI ($49) Volume Unabsorbed Fixed Cost $742 Price/Mix 1(a) Raw Materials 1(b) ($145) Calculated Inflation (CPI) 1(c) ($94) Efficiency, Excess Inflation & Other Cost Increases $70 Non-recurrance of Inventory Step Up ($9) Currency $18 Other 1(d) $373 Q3 2022 SOI ($43) Total Volume Impact $204 Net P/M vs Raws ($239) Inflation & Other Costs Terms: $ in millions Letter to Investors Summary Financial Results SBU Results Outlook Enabling Mobility End Notes Disclosures Reference Tables GOOD YEAR. Q3 2022 - 6

FINANCIAL RESULTS

Balance Sheet and Cash Flow

At the end of the third quarter, total debt was $8.6 billion compared to $8.3 billion at the same time last year. Net debt was $7.4 billion, compared to $7.1 billion at the end of the third quarter 2021, primarily reflecting cash used to rebuild inventories (inventory up 4.5 million units versus a year ago) and the impact of inflation on working capital. This effect was partly offset by the impact of the stronger U.S. dollar on the value of foreign currency denominated debt.

Cash flow from operating activities through nine months was a use of $627 million compared with about breakeven in the prior year period, reflecting the rebuild of working capital after the pandemic slowdown. Excluding the rebuild in working capital, cash flow from operating activities improved versus the prior year. Our working capital efficiency (working capital as a percent of sales) continues to be best-in-class for our industry and remains at historical levels of approximately 15%. To control working capital given the weaker volume environment, we have taken actions to reduce production during the fourth quarter to manage inventory levels.

TOTAL DEBT

+$345m YoY

NET DEBT

+$289m YoY



$8,301
$8,646
$7,114
$7,403
2021
2022

AS OF SEPTEMBER 30

Terms: $ in millions

European Revolving Credit Facility Refinancing

On October 12, 2022, we amended and restated our €800 million European revolving credit facility. Significant changes to the European revolving credit facility include extending the maturity to January 14, 2028 and changing the base interest rate for loans denominated in U.S. dollars from LIBOR to SOFR. With the change, we do not have any significant maturities until mid-decade.

Debt Maturity Schedule Third Quarter 2022



$2,085
$10
$293
$802
$1,565
$1,115
$1,028
$850
$1,600
2022
2023
2024
2025
2026
2027
2028
2029
≥2030
Funded Debt
Undrawn Credit Lines

Terms: US$ millions

Letter to Investors | Summary | Financial Results | SBU Results | Outlook | Enabling Mobility | End Notes | Disclosures | Reference Tables

GOODYEAR

Q3 2022 - 7

SBU RESULTS - AMERICAS

Third Quarter Highlights

- **Increased price/mix more than offset raw material and other cost increases**
- **Lower overall unit volume, down 7.0% (1.8 million units), reflected weaker replacement industry and non-recurrence of dealer restocking in 2021 in North America**
  - **OE volumes (up 0.4 million units) continued to recover, but remained well below pre-pandemic levels**
- **Continued strong performance in Latin America**

Net sales in Americas increased $337 million, or 11.4%. Sales growth reflected a 19% increase in revenue per tire (excluding foreign exchange), partly offset by lower volumes (down 7.0%).

Segment operating income was $306 million compared with $259 million a year ago – an increase of $47 million. This result reflects the benefit of price/mix of $439 million, more than offsetting raw material cost increases of $263 million and inflation and other cost increases of $150 million. Other cost increases were driven by wages, transportation and energy costs. This is the fourth quarter in a row with elevated inflation. In each case, Americas' price/mix has more than offset not only raw material cost increases but also other cost inflation. The impact of lower volume in the quarter was ($48) million.



NET SALES

+$337m YoY

+11.4%

2021	2022
$2,967	$3,304

SEGMENT OPERATING INCOME

+$47m YoY

+18.1%

	2021	2022
	$259	$306
SOI MARGIN	8.7%	9.3%

Terms: $ in millions

Letter to Investors | Summary | Financial Results | SBU Results | Outlook | Enabling Mobility | End Notes | Disclosures | Reference Tables

GOODYEAR

Q3 2022 - 8

SBU RESULTS - AMERICAS

Tire Volumes

Overall volume in Americas was down 1.8 million units in the quarter, or 7% below 2021 levels. Replacement volume was 10.2% lower (2.2 million units), while OE volume increased 14.9% or 0.4 million units.

The decline in replacement volume (for both Goodyear and the industry) primarily reflects the rebuild of dealer inventory a year ago. In 2021, industry volume benefitted from a significant channel inventory rebuild following the pandemic as well as recovering consumer demand. This year, with overall industry product availability improving, there is less need for distributors to carry additional inventory. In addition, higher prices and interest rates have increased the cost of carrying that inventory.

- At the end of the third quarter, consumer replacement channel inventory of legacy Goodyear-branded products was down approximately 10% and have returned to normalized levels.
- The sale of consumer replacement tires to end-users (i.e., "sell out") declined only slightly from a year ago and was in line with U.S. traffic trends (vehicle miles traveled down 3% in July and up nearly 1% in August, the latest available reporting period).

The growth in the OE tire business primarily reflected ongoing recovery in auto production. While the OE tire industry is still well below 2019 levels, we anticipate the benefits of the OE recovery to continue as production recovers during the balance of 2022 and into 2023.



TIRE UNITS
(1.8)m
-7.0%
YoY
25.9
2021
24.1
2022
2.2m
UNITS
REPLACEMENT
-10.2% YoY
0.4m
UNITS
OE
+14.9% YoY
Terms: Units in millions

A Note on USTMA Non-Member Imports and Their Impact on Reported Industry Volumes

Over the past several months, reported U.S. industry volumes reflected significant volatility in the number of Asian imports. As many of these products are imported by companies that do not belong to the U.S. Tire Manufacturers Association, volumes are estimated and often corrected in subsequent periods. In addition, disruptions in shipping last year resulted in a large number of tire shipments from these Asian sources being delayed and ultimately delivered in large numbers over the last few months. While the arrival of the shipments, at times, has had a significant impact on reported industry volumes, most of these products are sold at price points that are well below the segments Goodyear targets and therefore are seen as having no significant long-term impact on Goodyear's sales. More recently, we have seen some evidence of this volume declining as supply chains have cleared and the orders placed earlier have now been delivered.

Letter to Investors | Summary | Financial Results | SBU Results | Outlook | Enabling Mobility | End Notes | Disclosures | Reference Tables

GOODYEAR

Q3 2022 - 9

SBU RESULTS - EMEA

Third Quarter Highlights

- **Increased price/mix more than offset raw material cost increases**
- **Lower overall unit volume, down 6.5% (0.9 million units), reflected weaker European replacement**
  - **OE volumes (up 0.7 million units) continued to recover, but remained well below pre-pandemic levels**
- **Continued strong performance in emerging markets**
- **Continued inflation, including rising energy costs, impacting profitability**

Net sales in EMEA decreased $39 million, or 2.8%. The sales decline reflects 6.5% lower unit volumes and a (22)% impact of currency devaluation, partly offset by a 17% increase in revenue per tire (excluding foreign exchange).

Segment operating income was $30 million compared with $81 million a year ago – a decrease of $51 million. This result reflects the benefit of price/mix of $247 million, more than offsetting raw material cost increases of $206 million and partly offsetting inflation and other cost increases of $83 million. Other cost increases were driven by wages, transportation, and a significant impact from energy costs (energy was a $33 million unfavorable impact). The impact of lower volume in the quarter was ($21) million.



NET SALES

($39)m YoY
-2.8%



$1,397
2021
$1,358
2022

SEGMENT OPERATING INCOME

($51)m YoY
-63.0%



$81
2021
$30
2022

SOI MARGIN	5.8%	2.2%

Terms: $ in millions

Letter to Investors | Summary | Financial Results | SBU Results | Outlook | Enabling Mobility | End Notes | Disclosures | Reference Tables

Q3 2022 - 10

SBU RESULTS - EMEA

Tire Volumes

Overall volume in EMEA was down 0.9 million units in the quarter, or 6.5% below 2021 levels. Replacement volume was 13.5% lower (1.6 million units), while OE volume increased 32.3% or 0.7 million units.

The decline in replacement volume (for both Goodyear and the industry) primarily reflects a weaker economic outlook, with dealers taking steps to reduce inventories during the quarter, further pressuring sell-in.

- During our second quarter conference call, we discussed year-over-year increases in channel inventories, which at the end of June were up 36% year-over-year. At the end of September, these inventories were up only 7% compared with a year ago.
- Retail sales to end consumers (i.e., "sell out") saw less pronounced declines compared to sell-in trends. Goodyear volumes declined less than the industry, reflecting continued market share gains.

As in Americas, the growth in the OE tire business primarily reflected ongoing recovery in auto production. While the OE tire industry is still well below 2019 levels, we anticipate the benefits of the OE recovery to continue as production recovers during the balance of 2022 and into 2023.

A Note on Manufacturing in Europe

Despite a highly volatile economic environment in Europe, our manufacturing operations remained consistent and productive throughout the third quarter. During the fourth quarter, we plan to reduce production by approximately 10 days (~1.5 million units) at most of our European factories in order to address softer demand and prevent the buildup of excess inventory.

In response to the energy crisis in Europe, we have also taken action to help address shortages and reduce potential disruption to our business. These actions include conservation and energy efficiency projects that not only will have a positive impact on consumption in the near-term, but also will support our sustainability efforts in the longer term. In addition, we have prepared our European factories for the use of alternate fuel sources to ensure consistent supply to our customers going forward.

Announced Rationalization Actions in EMEA

We recently announced a proposed plan to close our Melksham, United Kingdom manufacturing facility to support EMEA's overall competitiveness. The proposed plan will consolidate our motorcycle tire production in Europe into a single center of excellence at our Montlucon, France manufacturing facility. Total expected pre-tax charges related to the plan are between $80 million to $90 million, of which $60 million to $70 million are expected to be cash. We expect most of the cash outflows associated with this plan to occur in 2023. The plan remains subject to consultation with relevant stakeholders.

We also approved a plan to exit our TrenTyre retail operations in South Africa. Total expected expense and cash charges are $18 million. We expect cash outflows associated with this plan to occur primarily in the fourth quarter of this year.

Taken together, the full run rate savings for these plans are expected to be approximately $30 million by 2024.




TIRE UNITS
(0.9)m
-6.5%
YoY
14.2
2021
13.3
2022
1.6m UNITS
REPLACEMENT -13.5% YoY
0.7m UNITS
OE +32.3% YoY
Terms: Units in millions

Letter to Investors | Summary | Financial Results | SBU Results | Outlook | Enabling Mobility | End Notes | Disclosures | Reference Tables

GOODYEAR Q3 2022 - 11

SBU RESULTS - ASIA PACIFIC

Third Quarter Highlights

- **Volume growth driven by industry recovery and share gains for both replacement and OE, despite lingering effects of COVID**
- **Earnings growth on higher volume and stronger price/mix**
- **Price/mix offset a majority of raw material cost increases**

Net sales in Asia Pacific increased $79 million, or 13.9%. Sales growth mainly reflects higher volumes, with price/mix and the effect of foreign currency largely offsetting.

During the quarter, the Asia Pacific business returned to profit growth after 4 quarters of year-over-year declines in segment operating income.

Segment operating income was $37 million compared with $32 million a year ago – an increase of $5 million. This result reflects the benefit of price/mix of $56 million, partly offsetting raw material cost increases of $69 million and inflation and other cost increases of $5 million. Other cost increases were driven by wages, transportation and energy costs. As discussed previously, the lack of contractual mechanisms with OEs in China contributed to our inability to fully offset these costs, which we continue to work to address with some success. The impact of higher volume in the quarter was $20 million.



NET SALES

+$79m YoY

+13.9%



$570
2021
$649
2022

SEGMENT OPERATING INCOME

+$5m YoY

+15.6%



$32
2021
$37
2022

SOI MARGIN	5.6%	5.7%

Terms: $ in millions

Letter to Investors | Summary | Financial Results | SBU Results | Outlook | Enabling Mobility | End Notes | Disclosures | Reference Tables

GOODYEAR

Q3 2022 - 12

SBU RESULTS - ASIA PACIFIC

Tire Volumes

Overall volume in Asia Pacific was up 1.2 million units in the quarter, or 15.5% above 2021 levels. Replacement volume was 6.1% higher (0.3 million units), while OE volume increased 32.7% or 0.9 million units.

Replacement growth was driven by ongoing industry recovery coming out of the pandemic and share gains from distribution expansion in China and India.

As in the other regions, the growth in the OE tire business primarily reflected ongoing recovery in auto production. While the OE tire industry is still well below 2019 levels, we anticipate the benefits of the OE recovery to continue as production recovers during the balance of 2022 and into 2023.



TIRE UNITS
+1.2m
+15.5%
YoY
8.1
2021
9.3
2022
0.3m UNITS
REPLACEMENT +6.1% YoY
0.9m UNITS
OE +32.7% YoY
Terms: Units in millions

Letter to Investors | Summary | Financial Results | SBU Results | Outlook | Enabling Mobility | End Notes | Disclosures | Reference Tables

GOODYEAR

Q3 2022 - 13

OUTLOOK Given we are past the anniversary of the Cooper Tire transaction, year-over-year comments reflect the combined company. Fourth Quarter During the fourth quarter, we expect the continuation of many of the same underlying trends we saw during the third quarter. Given energy price escalation in Europe and reduced third quarter volumes, however, we now expect cost inflation to peak in the fourth quarter, rather than the third. • We expect continued benefits from strong price/mix supported by previously announced price increases for consumer and commercial replacement products. • Raw material costs are expected to be up by about $500 million in the fourth quarter, which includes the impact of the stronger dollar and higher transportation and supplier costs. • Some raw material costs originally expected to occur in the third quarter will now be realized in the fourth quarter, given lower-than-expected third quarter volumes. Recent trends suggest an improvement in key feedstocks like carbon black, natural rubber and steel – which could benefit results in 2023 if trends continue. • Based on today’s spot rates, we expect year-over-year cost increases of $300 to $400 million in the first half of 2023, with most occurring in the first quarter. • We expect price/mix to exceed raw material costs, with a net benefit similar to what we saw in the third quarter. • We estimate the impact from calculated and excess (non-raw material) inflation in the fourth quarter to be $250 to $300 million compared with the fourth quarter of last year. • We expect our book tax rate to remain elevated for the fourth quarter, although it will remain sensitive to movements in income across geographies. Volume considerations for the fourth quarter Consumer replacement markets reflect different regional dynamics. Global consumer OE volume is expected to continue growing on continued industry recovery. AMERICAS • Drivers of consumer demand relatively stable with recent U.S. miles driven indicators approximately flat with 2021 levels. • Fourth quarter sell-in comparable period (i.e., 2021) volumes did not include the significant restocking that was reflected in the third quarter comparable period. EMEA • Expect continued volume softness in the fourth quarter given outlook for weak economic activity in the region. • Winter weather conditions could impact Q4 volumes. ASIA PACIFIC • Anticipate continued consumer volume growth similar to the third quarter. Letter to Investors Summary Financial Results SBU Results Outlook Enabling Mobility End Notes Disclosures Reference Tables Q3 2022—14

OUTLOOK

2022 – Other Financial Assumptions

Additional financial assumptions for the year follow. Most assumptions are consistent with our prior outlook. The two notable changes are working capital and capital expenditures.

- Working capital use increased from $300 million in the prior outlook to a range of $300 to $500 million, reflecting higher unit inventory and higher inventory carrying values at the end of the year given a need to rebuild inventory to provide targeted service levels and inflation in cost of goods sold.
- Capital expenditures are now expected to total $1.0 to $1.1 billion. While capital expenditures are well below original expectations for the year, reflecting difficulty obtaining equipment (including semiconductor shortages) along with our work to better match project timing with expected market conditions, we continue to have a number of ongoing and planned modernization and expansion projects that will significantly improve the competitiveness of our footprint and prepare us for increased technology demands.

Among the other updates, rationalization payments now reflect inclusion of the plans in EMEA discussed earlier.



	Current Assumption	Prior Assumption
Raw Materials [3(a)]	H2 ~$1 billion higher based on current spot rates	Same
Interest Expense [3(b)]	~$460 million	$450 to $475 million
Other (Income) Expense	Financing fees: ~$30 million [3(b)]	Same
	Global pension related (excluded from SOI): $30 to $40 million [3(c)]	Same
Income Tax [3(d)]	Cash: $150 to $175 million	$150 to $200 million
Depreciation & Amortization	~$1.0 billion	Same
Global Pension Cash Contributions [3(e)]	$25 to $50 million	Same
Incremental Amortization of Intangible Assets [3(f)]	$32 million	Same
Working Capital	Use of $300 to $500 million	Use of ~$300 million
Capital Expenditures	$1.0 to $1.1 billion	$1.1 to $1.2 billion
Rationalization Payments	~$125 million	~$100 million
Corporate Other	~$175 million	$150 to $175 million

Letter to Investors Summary Financial Results SBU Results Outlook Enabling Mobility End Notes Disclosures Reference Tables

GOODYEAR Q3 2022 - 15

ENABLING MOBILITY AND DRIVING SUSTAINABILITY Goodyear expands electric vehicle tire portfolio To stay ahead of growing demand in the electric vehicle (EV) market, Goodyear has launched the all-new Goodyear ElectricDrive™ all-season tire and two new sizes for its ultra-high performance tire, the Goodyear ElectricDrive™ GT. With the addition of four new sizes to its EV tire lineup, Goodyear ElectricDrive is now a fit for 44% more battery electric vehicles operating in the U.S. today. Goodyear’s ElectricDrive™ tires are engineered with a load index to account for the heavier load capacity of EVs and features SoundComfort Technology® designed to help reduce the level of interior vehicle noise. The new EV tire also features a specialized tread compound for all-season traction and long-lasting tread life, while an asymmetric tread pattern provides confident handling for wet or dry road conditions. To learn more about how this announcement will allow Goodyear to meet the unique needs of electric vehicle drivers with premium, performance Goodyear products, read the press release here. Goodyear’s sustainable-material truck tire strengthens the company’s vision for helping to drive efficiency and sustainability for commercial ?eets During IAA Transportation, Goodyear presented an innovative demonstration truck tire made with 63% sustainable-material content, demonstrating the company’s focus on selecting more sustainable materials for its products. Goodyear’s integrated offer of products and mobility solutions is a step towards a mobility ecosystem helping customers achieve their sustainability goals. The 63% sustainable-material demonstration truck tire includes 15 featured ingredients across 20 tire components. To learn more, read this press release. In 2022, Goodyear also established an industry-leading 70% consumer sustainable-material demonstration tire as it continues to lead the industry in the application of alternative materials. Goodyear is proud to announce the Eagle GO concept tire Developed in partnership with Citroën’s new concept car, oli—Goodyear is pioneering another chapter in the future of mobility. Created to optimize efficiency, durability and comfort, the Eagle GO concept tire’s tread compound is made of nearly all sustainable materials, including sunflower oils, pine tree resins, natural rubber and rice husk ash silica. The intelligent tire also uses Goodyear SightLine technology to monitor tire health, and features a renewable tread to maximize its lifespan. Concept tires are one way Goodyear is continually researching and innovating ground-breaking technologies for our products. Learn more about oli and the Eagle GO tire here. Letter to Investors Summary Financial Results SBU Results Outlook Enabling Mobility End Notes Disclosures Reference Tables Q3 2022—16

ACHIEVEMENTS

Goodyear rated a top employer by talent around the world

Our associates continue to build an inspiring culture and make Goodyear a great place to work. In October, we were again recognized as a top global employer, determined with feedback from associates and external talent from around the world.

Forbes partnered with Statista to conduct an independent survey of approximately 150,000 employees in more than 55 countries. The respondents were asked to rate their willingness to recommend their own employers to friends and family and to evaluate other employers in their respective industries. Participants rated companies on topics such as image, trust, gender equality, corporate social responsibility, culture, and benefits.

For more information on this global workplace recognition, visit the Forbes website.

70% sustainable-material tire named finalist in Fast Company Innovation by Design Awards

Goodyear's 70% sustainable-material demonstration tire was named a finalist in Fast Company's 2022 Innovation by Design Awards.

This demonstration tire has 13 featured ingredients, including three different carbon blacks produced from methane, carbon dioxide and plant-based oil; soybean oil; rice husk ash silica; and polyester recycled from plastic bottles and other plastic waste.

To learn more about the 70% sustainable-material demonstration tire and Goodyear's significant progress toward achieving our goal of creating a tire made 100% from sustainable materials by 2030, read the background here.





Goodyear, a 2022 Innovation Award winner

According to the 2022 American Innovation Index (Aii) and Social Innovation Index (Sii), U.S. consumers rated Goodyear one of the "Top 25" most innovative companies and one of the "Top 25" most socially innovative companies. Goodyear is a four-time Sii award winner and two-time Aii winner.

The American Innovation Index® and Social Innovation Index® scores show the most innovative and socially innovative firms in the U.S. from the customer point of view. To determine the "Top 25" ranking, Fordham University's Gabelli School of Business and the Norwegian School of Economics jointly survey U.S. consumers across nearly 30,000 customer touchpoints spanning nearly 20 industries.

Goodyear ranks alongside customers including Toyota, Ford, Honda, Hyundai and General Motors. See the full American Innovation Index 2022 benchmarks list here.

Aii AMERICAN INNOVATION INDEX
2022 INNOVATION AWARD WINNER

Sii SOCIAL INNOVATION INDEX®
2022 INNOVATION AWARD WINNER

Letter to Investors | Summary | Financial Results | SBU Results | Outlook | Enabling Mobility | End Notes | Disclosures | Reference Tables

GOODYEAR

Q3 2022 - 17

END NOTES 1 Segment Operating Income (SOI) results third quarter 2022 versus 2021: (a) Price/mix excludes the impact of equity interest in TireHub (earnings flat year over year); (b) Raw materials variance includes raw material cost saving measures; (c) Estimated impact of general inflation (wages, utilities, energy, transportation and other); (d) Includes the impacts of other tire-related businesses, advertising, R&D and equity interest in TireHub (earnings flat year over year) 2 Debt Maturity Schedule based on September 30, 2022 balance sheet values and excludes notes payable, finance and operating leases and other domestic and foreign debt: (a) At September 30, 2022, our borrowing base was above the facility’s stated amount of $2.75 billion; At September 30, 2022, there were $665 million in borrowings and $3 million of letters of credit issued; (b) At September 30, 2022, the amounts available and utilized under the Pan-European securitization program totaled $283 million (€290 million); (c) At September 30, 2022, there were $176 million (€180 million) of borrowings outstanding under the German tranche, $312 million (€320 million) of borrowings outstanding under the all-borrower tranche and no letters of credit issued under the €800 million European revolving credit facility 3 2022 Other Financial Assumptions: (a) Includes commodity and foreign exchange spot rates; (b) Assumes no refinancing activity; (c) Excludes one-time charges and benefits from pension settlements and curtailments; (d) Excludes one-time items; (e) Excludes direct benefit payments; (f) Incremental amortization of Cooper Tire intangible assets Conference Call The Company will host an investor call on Tuesday, Nov. 1, 2022 at 8 a.m. EDT that will focus on questions and answers. Participating in the conference call will be Richard J. Kramer, chairman, chief executive officer and president; Darren R. Wells, executive vice president and chief financial officer; and Christina L. Zamarro, vice president, finance and treasurer. The conference call can be accessed on the website or via telephone by calling either (800) 895-3361 or (785) 424-1062 before 7:55 a.m. and providing the conference ID “Goodyear.” A replay will be available by calling (800) 753-9134 or (402) 220-2678. The replay will also remain available on the website. About Goodyear Goodyear is one of the world’s largest tire companies. It employs about 72,000 people and manufactures its products in 57 facilities in 23 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. Letter to Investors Summary Financial Results SBU Results Outlook Enabling Mobility End Notes Disclosures Reference Tables Q3 2022—18

IMPORTANT DISCLOSURES Forward-Looking Statements Certain information contained in this Investor Letter constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to achieve the expected benefits of the Cooper Tire & Rubber Company acquisition; the impact on us of the COVID-19 pandemic; increases in the prices paid for raw materials and energy; inflationary cost pressures; delays or disruptions in our supply chain or the provision of services to us; changes in tariffs, trade agreements or trade restrictions; our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; a labor strike, work stoppage, labor shortage or other similar event; work stoppages, financial difficulties, labor shortages or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; foreign currency translation and transaction risks; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. Non-GAAP Financial Measures (unaudited) This Investor Letter presents non-GAAP financial measures, including Total Segment Operating Income and Margin, Merger-Adjusted Segment Operating Income and Margin, Free Cash Flow, Adjusted Net Income and Adjusted Diluted Earnings Per Share (EPS), which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as alternatives to corresponding financial measures presented in accordance with U.S. GAAP. Total Segment Operating Income is the sum of the individual strategic business units’ (SBUs’) Segment Operating Income as determined in accordance with U.S. GAAP. Total Segment Operating Margin is Total Segment Operating Income divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income and Margin are useful because they represent the aggregate value of income created by the company’s SBUs and exclude items not directly related to the SBUs for performance evaluation purposes. The most directly comparable U.S. GAAP financial measures to Total Segment Operating Income and Margin are Goodyear Net Income and Return on Net Sales (which is calculated by dividing Goodyear Net Income by Net Sales). Merger-Adjusted Segment Operating Income is Total Segment Operating Income less the impact of the amortization of inventory step-up adjustments, the incremental amortization of intangible assets and other transaction-related items related to the Cooper Tire merger. Merger-Adjusted Segment Operating Margin is Merger-Adjusted Segment Operating Income divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Merger-Adjusted Segment Operating Income and Margin are useful because they allow investors to understand and evaluate the aggregate value of income created by the company’s SBUs in a manner that is more comparable to the performance of The Goodyear Tire & Rubber Company and Cooper Tire & Rubber Company in the periods before the merger by adjusting for certain expenses related to the Cooper Tire merger, including amortization of the Cooper Tire inventory step-up adjustments, incremental amortization of Cooper Tire intangible assets and other transaction-related items. Free Cash Flow is the company’s Cash Flows from Operating Activities as determined in accordance with U.S. GAAP, less capital expenditures. Management believes that Free Cash Flow is useful because it represents the cash generating capability of the company’s ongoing operations, after taking into consideration capital expenditures necessary to maintain its business and pursue growth opportunities. The most directly comparable U.S. GAAP financial measure is Cash Flows from Operating Activities. Adjusted Net Income is Goodyear Net Income as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted Earnings Per Share (EPS) is the company’s Adjusted Net Income divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income and Adjusted Diluted Earnings Per Share (EPS) are useful because they represent how management reviews the operating results of the company excluding the impacts of non-cash impairment charges, rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items. It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies. See the following tables for reconciliations of historical Total Segment Operating Income and Margin, Merger-Adjusted Segment Operating Income and Margin, Free Cash Flow, Adjusted Net Income and Adjusted Diluted Earnings Per Share to the most directly comparable U.S. GAAP financial measures. Use of Hyperlinks The information that can be accessed by clicking on hyperlinks included in this Investor Letter is not incorporated by reference in, or considered to be a part of, this Investor Letter. Letter to Investors Summary Financial Results SBU Results Outlook Enabling Mobility End Notes Disclosures Reference Tables Q3 2022—19

REFERENCE TABLES TABLE OF CONTENTS Financial Tables (Unaudited) Table 1 Consolidated Statements of Operations. 21 Table 2 Consolidated Balance Sheets .22 Table 3 Consolidated Statements of Cash Flows .23 Table 4 Reconciliation of Merger-Adjusted Segment Operating Income & Margin and Segment Operating Income & Margin.24 Table 5 Reconciliation of Free Cash Flows .25 Table 6 Reconciliation of Total Debt and Net Debt .26 Table 7 Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings Per Share.27 Other Data Tables Table 8 Industry and Goodyear Growth Rates. 31 Table 9 Foreign Currency Rate Assumptions.32 Table 10 Commodity Spot Rate Assumptions.33 Letter to Investors Summary Financial Results SBU Results Outlook Enabling Mobility End Notes Disclosures Reference Tables Q3 2022—20

FINANCIAL TABLES (UNAUDITED) Table 1 Consolidated Statements of Operations Three Months Ended Nine Months Ended September 30, September 30, (In millions, except per share amounts) 2022 2021 2022 2021 Net Sales $ 5,311 $ 4,934 $ 15,431 $ 12,424 Cost of Goods Sold 4,305 3,894 12,443 9,723 Selling, Administrative and General Expense 696 727 2,101 1,949 Rationalizations 45 13 82 81 Interest Expense 117 104 331 280 Other (Income) Expense 42 9 (18) 73 Income before Income Taxes 106 187 492 318 United States and Foreign Tax Expense 58 53 178 95 Net Income 48 134 314 223 Less: Minority Shareholders’ Net Income 4 2 8 12 Goodyear Net Income $ 44 $ 132 $ 306 $ 211 Goodyear Net Income — Per Share of Common Stock Basic $ 0.16 $ 0.47 $ 1.08 $ 0.83 Weighted Average Shares Outstanding 284 283 284 254 Diluted $ 0.16 $ 0.46 $ 1.07 $ 0.82 Weighted Average Shares Outstanding 286 286 286 257 Q3 2022—21

FINANCIAL TABLES (UNAUDITED) Table 2 Consolidated Balance Sheets (In millions, except share data) 2022 2021 Assets: Current Assets: Cash and Cash Equivalents $ 1,243 $ 1,088 Accounts Receivable, less Allowance — $102 ($123 in 2021) 3,560 2,387 Inventories: Raw Materials 1,288 958 Work in Process 201 191 Finished Products 3,372 2,445 4,861 3,594 Prepaid Expenses and Other Current Assets 287 262 Total Current Assets 9,951 7,331 Goodwill 995 1,004 Intangible Assets 1,013 1,039 Deferred Income Taxes 1,487 1,596 Other Assets 1,066 1,106 Operating Lease Right-of-Use Assets 976 981 Property, Plant and Equipment, less Accumulated Depreciation — $10,950 ($11,130 in 2021) 7,890 8,345 Total Assets $ 23,378 $ 21,402 Liabilities: Current Liabilities: Accounts Payable — Trade $ 4,891 $ 4,148 Compensation and Benefits 670 689 Other Current Liabilities 896 822 Notes Payable and Overdrafts 541 406 Operating Lease Liabilities due Within One Year 195 204 Long Term Debt and Finance Leases due Within One Year 266 343 Total Current Liabilities 7,459 6,612 Operating Lease Liabilities 823 819 Long Term Debt and Finance Leases 7,839 6,648 Compensation and Benefits 1,250 1,445 Deferred Income Taxes 132 135 Other Long Term Liabilities 625 559 Total Liabilities 18,128 16,218 Commitments and Contingent Liabilities Shareholders’ Equity: Goodyear Shareholders’ Equity: Common Stock, no par value: Authorized, 450 million shares, Outstanding shares — 283 million in 2022 (282 million in 2021) 283 282 Capital Surplus 3,117 3,107 Retained Earnings 5,879 5,573 Accumulated Other Comprehensive Loss (4,192) (3,963) Goodyear Shareholders’ Equity 5,087 4,999 Minority Shareholders’ Equity — Nonredeemable 163 185 Total Shareholders’ Equity 5,250 5,184 Total Liabilities and Shareholders’ Equity $ 23,378 $ 21,402 Q3 2022—22

FINANCIAL TABLES (UNAUDITED) Table 3 Consolidated Statements of Cash Flows Nine Months Ended September 30, (In millions) 2022 2021 Cash Flows from Operating Activities: Net Income $ 314 $ 223 Adjustments to Reconcile Net Income to Cash Flows from Operating Activities: Depreciation and Amortization 718 645 Amortization and Write-Off of Debt Issuance Costs 11 10 Amortization of Inventory Fair Value Adjustment Related to the Cooper Tire Acquisition — 110 Transaction and Other Costs Related to the Cooper Tire Acquisition — 55 Cash Payments for Transaction and Other Costs Related to the Cooper Tire Acquisition (2) (41) Provision for Deferred Income Taxes 42 (69) Net Pension Curtailments and Settlements 28 30 Net Rationalization Charges 82 81 Rationalization Payments (72) (162) Net (Gains) Losses on Asset Sales (98) (10) Operating Lease Expense 225 223 Operating Lease Payments (208) (207) Pension Contributions and Direct Payments (45) (71) Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions: Accounts Receivable (1,380) (963) Inventories (1,453) (797) Accounts Payable — Trade 1,053 696 Compensation and Benefits 12 134 Other Current Liabilities 102 22 Other Assets and Liabilities 44 89 Total Cash Flows from Operating Activities (627) (2) Cash Flows from Investing Activities: Acquisition of Cooper Tire, net of cash and restricted cash acquired — (1,856) Capital Expenditures (765) (666) Cash Proceeds from Sale and Leaseback Transaction 108 — Asset Dispositions 24 9 Short Term Securities Acquired (72) (83) Short Term Securities Redeemed 98 91 Notes Receivable (15) 6 Other Transactions (26) 8 Total Cash Flows from Investing Activities (648) (2,491) Cash Flows from Financing Activities: Short Term Debt and Overdrafts Incurred 1,183 849 Short Term Debt and Overdrafts Paid (991) (725) Long Term Debt Incurred 8,102 7,526 Long Term Debt Paid (6,794) (5,393) Common Stock Issued (5) 9 Transactions with Minority Interests in Subsidiaries (9) (13) Debt Related Costs and Other Transactions 14 (98) Total Cash Flows from Financing Activities 1,500 2,155 Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash (67) (28) Net Change in Cash, Cash Equivalents and Restricted Cash 158 (366) Cash, Cash Equivalents and Restricted Cash at Beginning of the Period 1,164 1,624 Cash, Cash Equivalents and Restricted Cash at End of the Period $ 1,322 $ 1,258 Q3 2022—23

FINANCIAL TABLES (UNAUDITED)

Table 4 Reconciliation of Merger-Adjusted Segment Operating Income & Margin and Segment Operating Income & Margin

	Three Months Ended September 30,		Nine Months Ended September 30,	
(In millions)	2022	2021	2022	2021
Merger-Adjusted Segment Operating Income	**$ 381**	**$ 449**	**$ 1,064**	**$ 1,024**
Amortization of Cooper Tire Inventory Step-Up	—	70	—	110
Other Transaction-related Items	—	—	—	6
Incremental Amortization of Cooper Tire Intangible Assets	8	7	24	11
Total Segment Operating Income	**$ 373**	**$ 372**	**$ 1,040**	**$ 897**
Less:				
Rationalizations	45	13	82	81
Interest Expense	117	104	331	280
Other (Income) Expense	42	9	(18)	73
Asset Write-Offs and Accelerated Depreciation	6	1	6	1
Corporate Incentive Compensation Plans	17	25	57	58
Retained Expenses of Divested Operations	3	3	10	10
Other	37	30	80	76
Income before Income Taxes	**$ 106**	**$ 187**	**$ 492**	**$ 318**
United States and Foreign Tax Expense	58	53	178	95
Less: Minority Shareholders' Net Income	4	2	8	12
Goodyear Net Income	**$ 44**	**$ 132**	**$ 306**	**$ 211**
Net Sales	$ 5,311	$ 4,934	$ 15,431	$ 12,424
Return on Net Sales	0.8%	2.7%	2.0%	1.7%
Total Segment Operating Margin	7.0%	7.5%	6.7%	7.2%
Merger-Adjusted Segment Operating Margin	7.2%	9.1%	6.9%	8.2%

GOODYEAR

Q3 2022 - 24

FINANCIAL TABLES (UNAUDITED) Table 5 Reconciliation of Free Cash Flows Three Months Ended Trailing Twelve September 30, Months Ended (In millions) 2022 2021 September 30, 2022 Net Income $ 48 $ 134 $ 871 Depreciation and Amortization 237 240 956 Change in Working Capital (538) (524) (1,075) Pension Expense 19 16 70 Pension Contributions and Direct Payments (12) (49) (65) Provision for Deferred Income Taxes — (3) (360) Rationalization Payments (13) (39) (107) Other(a) 165 294 147 Cash Flow from Operating Activities (GAAP) $ (94) $ 69 $ 437 Capital Expenditures (254) (281) (1,080) Free Cash Flow (non-GAAP) $ (348) $ (212) $ (643) Cash Flow from Investing Activities (GAAP) $ (245) $ (258) $ (950) Cash Flow from Financing Activities (GAAP) $ 368 $ 335 $ 654 (a) Other includes amortization and write-off of debt issuance costs, net pension curtailments and settlements, net rationalization charges, amortization of inventory fair value step-up and transaction and other costs and payments related to Cooper Tire acquisition, net (gains) losses on asset sales, operating lease expense and payments, compensation and benefits less pension expense, other current liabilities, and other assets and liabilities Q3 2022—25

FINANCIAL TABLES (UNAUDITED) Table 6 Reconciliation of Total Debt and Net Debt September 30, June 30, December 31, September 30, (In millions) 2022 2022 2021 2021 Accounts Receivable $ 3,560 $ 3,306 $ 2,387 $ 3,193 Inventories 4,861 4,389 3,594 3,443 Accounts Payable — Trade (4,891) (4,593) (4,148) (3,962) Working Capital(a) $ 3,530 $ 3,102 $ 1,833 $ 2,674 Notes Payable and Overdrafts $ 541 $ 519 $ 406 $ 497 Long Term Debt and Finance Leases due Within One Year 266 316 343 651 Long Term Debt and Finance Leases 7,839 7,569 6,648 7,153 Total Debt $ 8,646 $ 8,404 $ 7,397 $ 8,301 Less: Cash and Cash Equivalents 1,243 1,248 1,088 1,187 Net Debt $ 7,403 $ 7,156 $ 6,309 $ 7,114 (a) Working capital represents accounts receivable and inventories, less accounts payable—trade Q3 2022—26

FINANCIAL TABLES (UNAUDITED) Table 7 Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings Per Share Third Quarter 2022 Rationalizations, Indirect Tax Pension As Asset Write-offs, Other Legal Settlements and As Settlement Reported and Accelerated Claims Discrete Tax Adjusted Charges Depreciation Items (In millions, except per share amounts) Net Sales $ 5,311 $ — $ — $ — $ — $ 5,311 Cost of Goods Sold 4,305 — — — — 4,305 Gross Margin 1,006 — — — — 1,006 SAG 696 (6) — — — 690 Rationalizations 45 (45) — — — — Interest Expense 117 — — — — 117 Other (Income) Expense 42 — (14) (10) — 18 Pre-tax Income 106 51 14 10 — 181 Taxes 58 (1) 3 3 (2) 61 Minority Interest 4 — — — — 4 Goodyear Net Income $ 44 $ 52 $ 11 $ 7 $ 2 $ 116 EPS $ 0.16 $ 0.17 $ 0.04 $ 0.02 $ 0.01 $ 0.40 Q3 2022—27

FINANCIAL TABLES (UNAUDITED) Table 7 Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings Per Share Third Quarter 2021 Amortization of Rationalizations, Acquisition Pension Colombia Americas As Asset Write-offs, Asset and As Related Inventory Settlement National Winter Storm Reported and Accelerated Other Sales Adjusted Fair Value Charges Strike Impact Depreciation Adjustment (In millions, except per share amounts) Net Sales $ 4,934 $ — $ — $ — $ 26 $ — $ — $ 4,960 Cost of Goods Sold 3,894 (72) (1) — 21 (2) — 3,840 Gross Margin 1,040 72 1 — 5 2 — 1,120 SAG 727 — — — — — — 727 Rationalizations 13 — (13) — — — — — Interest Expense 104 — — — — — — 104 Other (Income) Expense 9 — — (11) — — 7 5 Pre-tax Income 187 72 14 11 5 2 (7) 284 Taxes 53 19 3 3 — — (2) 76 Minority Interest 2 — — — — — — 2 Goodyear Net Income $ 132 $ 53 $ 11 $ 8 $ 5 $ 2 $ (5) $ 206 EPS $ 0.46 $ 0.18 $ 0.04 $ 0.03 $ 0.02 $ 0.01 $ (0.02) $ 0.72 Q3 2022—28

FINANCIAL TABLES (UNAUDITED) Table 7 Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings Per Share First Nine Months 2022 Rationalizations, Asset Pension Indirect Tax As Asset As Write-offs, and Settlement Other Legal Claims Settlements and Reported Sales Adjusted Accelerated Depreciation Charges Discrete Tax Items (millions, except per share amounts) Net Sales $ 15,431 $ —$ —$ —$ —$ —$ 15,431 Cost of Goods Sold 12,443 — — — 14 — 12,457 Gross Margin 2,988 — — — (14) — 2,974 SAG 2,101 (6) — — — — 2,095 Rationalizations 82 (82) — — — — -Interest Expense 331 — — — — — 331 Other (Income) Expense (18) — (28) (15) — 98 37 Pre-tax Income 492 88 28 15 (14) (98) 511 Taxes 178 8 7 4 (23) (23) 151 Minority Interest 8 — — — — — 8 Goodyear Net Income $ 306 $ 80 $ 21 $ 11 $ 9 $ (75) $ 352 EPS $ 1.07 $ 0.28 $ 0.07 $ 0.04 $ 0.03 $ (0.26) $ 1.23 Q3 2022—29

FINANCIAL TABLES (UNAUDITED)

Table 7 Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings Per Share

First Nine Months 2021

(millions, except per share amounts)	As Reported	Amortization of Acquisition Related Inventory Fair Value Adjustment	Rationalizations, Asset Write-offs, and Accelerated Depreciation	Acquisition Related Transaction and Other Costs	Americas Winter Storm Impact	Pension Settlement Charges	Inventory Valuation, Accrued Freight & Other Adjustments	Colombia National Strike	Debt Redemption Charges	Asset and Other Sales	Indirect Tax Settlements and Discrete Tax Items	As Adjusted
Net Sales	$ 12,424	$ -	$ -	$ -	$ 35	$ -	$ -	$ 32	$ -	$ -	$ -	$ 12,491
Cost of Goods Sold	9,723	(110)	(1)	(1)	(17)	-	(6)	23	-	-	66	9,677
Gross Margin	2,701	110	1	1	52	-	6	9	-	-	(66)	2,814
SAG	1,949	-	-	(5)	-	-	-	-	-	-	-	1,944
Rationalizations	81	-	(81)	-	-	-	-	-	-	-	-	-
Interest Expense	280	-	-	-	-	-	-	-	(5)	-	-	275
Other (Income) Expense	73	-	-	(49)	-	(30)	(7)	-	-	7	48	42
Pre-tax Income	318	110	82	55	52	30	13	9	5	(7)	(114)	553
Taxes	95	28	10	10	10	8	-	-	1	(2)	(9)	151
Minority Interest	12	-	-	-	-	-	-	-	-	-	-	12
Goodyear Net Income	$ 211	$ 82	$ 72	$ 45	$ 42	$ 22	$ 13	$ 9	$ 4	$ (5)	$ (105)	$ 390
EPS	$ 0.82	$ 0.32	$ 0.28	$ 0.18	$ 0.16	$ 0.09	$ 0.05	$ 0.04	$ 0.01	$ (0.02)	$ (0.41)	$ 1.52

GOODYEAR

Q3 2022 - 30

OTHER DATA TABLES

Table 8 Industry and Goodyear Growth Rates

		Third Quarter 2022		September YTD 2022	
	Industry & Goodyear Growth	Industry	Goodyear	Industry	Goodyear
Americas	Consumer Replacement	-9.4%	-10.6%	-2.5%	16.6%
	Consumer OE	25.0%	16.7%	10.8%	9.2%
	Commercial Replacement	10.7%	-3.7%	8.2%	11.4%
	Commercial OE	11.8%	3.4%	7.9%	20.9%
EMEA	Consumer Replacement	-3.2%	-13.9%	3.0%	10.2%
	Consumer OE	30.6%	34.4%	1.7%	7.7%
	Commercial Replacement	0.8%	-9.0%	7.1%	-1.0%
	Commercial OE	6.6%	20.2%	-1.1%	4.3%
Asia Pacific	Consumer Replacement	2.3%	6.8%	-1.1%	9.6%
	Consumer OE	26.1%	38.0%	10.2%	45.8%
	Commercial Replacement	-2.8%	5.3%	-7.2%	6.0%
	Commercial OE	-0.5%	8.0%	-44.3%	-20.4%
Total Company	Consumer Replacement	-4.3%	-9.3%	0.1%	13.5%
	Consumer OE	26.6%	28.7%	8.6%	18.9%
	Commercial Replacement	2.4%	-4.4%	1.4%	6.2%
	Commercial OE	5.1%	10.0%	-24.6%	10.6%
Total Company	Replacement	-3.5%	-9.0%	0.2%	12.9%
	OE	24.6%	25.6%	4.7%	17.2%

GOODYEAR
Q3 2022 - 31

OTHER DATA TABLES Table 9 Foreign Currency Rate Assumptions October 21, FX Spot Rates 2022 2021 USD / BRL 5.163 5.659 USD / CNY 7.244 6.393 USD / EUR 1.014 0.860 USD / TRY 18.597 9.536 EUR / TRY 18.339 11.086 Q3 2022—32

OTHER DATA TABLES Table 10 Commodity Spot Rate Assumptions October 21, Commodity Rates 2022 2021 Modeling Assumption Comments Butadiene ($ / LB) $ 0 .56 $ 0 .69 Key driver of synthetic rubber prices Natural Rubber ($ / LB) 0.57 0.81 Driver of natural rubber prices Crude Oil ($ / BBL) 93.50 84.61 Proxy for pigments, chemicals, oils Steel ($ / Tonne) 1,142.04 1,274.83 Key driver of wire prices NA HSFO ($ / BBL) 56.03 73.22 Key driver of carbon black prices Polyester ($ / LB) 0.48 0.42 Key driver of fabric prices Q3 2022—33

GOOD YEAR